Insightful Announces Operating Results for First Quarter 2008

SEATTLE - May 1, 2008 -

Insightful Corporation (NASDAQ: IFUL), a leading provider of predictive analytics and reporting solutions, today announced its operating results for the first quarter ended March 31, 2008.

Insightful reported total revenues of $4.9 million for the first quarter of 2008, a decrease of 21% compared to revenues of $6.2 million for the first quarter of 2007. For the first quarter of 2008, Insightful reported a net loss of $0.4 million, or $0.03 per share, compared to a net loss of $1.1 million, or $0.09 per share, for the first quarter of 2007.

Non-GAAP operating results, which exclude stock-based compensation expense and amortization of intangible assets, were a loss of $0.3 million, or $0.02 per share, for the first quarter of 2008, compared to a loss of $0.8 million, or $0.06 per share, for the first quarter of 2007. As described in the section below entitled "Use of Non-GAAP Financial Measures," non-GAAP earnings or loss differs from net income or loss reported under accounting principles generally accepted in the United States (GAAP) due to the exclusion of stock-based compensation expense and the amortization of intangible assets. The reconciliation of Insightful's GAAP net loss to its non-GAAP operating results for the quarters ended March 31, 2008 and 2007 are set forth at the end of this release.

Insightful's cash, cash equivalents, and short and long-term investments totaled $11.2 million at March 31, 2008, up from $11.0 million at December 31, 2007.

"We are pleased with the progress on the path back to profitability that we made during the first quarter," said Jeff Coombs, president and CEO of Insightful Corporation. "We reduced our non-GAAP operating loss to $269,000 for the quarter, and our cash balance has increased."

"We are certainly disappointed with our overall revenue decline in the first quarter, as compared to the first quarter of last year," Coombs continued. "However, we believe we have a strong foundation upon which to continue delivering on our mission to deploy predictive analytics across our customers' organizations. We have a strong balance sheet and an able R&D department. Despite headcount reductions in the fourth quarter of 2007, we expect to continue delivering a series of product releases built on our S-PLUS platform over the coming quarters. We also believe that Bob Fitzgerald, who joined us on February 1 as vice president of worldwide field operations, is making progress in driving a unified worldwide sales and operations function. He is making a difference in enabling us to better sell to and support global organizations."

Quarterly Financial Highlights

  Software license revenues were $1.7 million in the first quarter of 2008, compared to $2.0 million in the first quarter of 2007.

  Maintenance revenues were $2.1 million in the first quarter of 2008, compared to $2.0 million in the first quarter of 2007.

  Professional services and other revenues were $1.1 million in the first quarter of 2008, compared to $2.1 million in the first quarter of 2007.

  Domestic revenues were $2.3 million in the first quarter of 2008, compared to $3.1 million in the first quarter of 2007. International revenues were $2.6 million in the first quarter of 2008, compared to $3.1 million in the first quarter of 2007.

  Funded research, which is an offset to research and development expense in the company's income statement, was $0.4 million in the first quarter of 2008, compared to $0.5 million in the first quarter of 2007.

Use of Non-GAAP Financial Measures

The non-GAAP financial measure of loss included in this press release is different from the GAAP measure of net loss, as this non-GAAP measure excludes certain expenses otherwise included in the computation of net loss. Insightful believes this non-GAAP measure is useful to enhance an overall understanding of its past financial performance and also its prospects for the future. These adjustments to the company's GAAP results are presented with the intent of providing both management and investors a more complete understanding of Insightful's underlying operating results and trends. This non-GAAP measure is among the primary indicators management uses as a basis for planning and forecasting of future periods.

The expenses excluded from Insightful's GAAP results include stock-based compensation expense and amortization of intangible assets arising from the 2004 acquisition from Lucent Technologies, Inc. of the title to the software code underlying the "S" programming language. Stock-based compensation expense and amortization of intangible assets have no current effect on cash or the future uses of cash. Insightful's stock-based compensation expense fluctuates with changes in the company's stock price and interest rates. For this reason, changes in stock prices and interest rates could mask variation and trends in Insightful's GAAP operating results that may otherwise be important to an understanding of the company's results. The acquisition of intangible assets was an event outside of the course of Insightful's normal business operations. For these reasons, management believes that exclusion of stock-based compensation expense and amortization of intangible assets may be important to an understanding of Insightful's ongoing operating performance.

Reconciliations of GAAP to non-GAAP results are as follows (in thousands, except share data):

	Period Ended March 31, 2008		Period Ended March 31, 2007
		Diluted EPS		Diluted EPS
Net loss as reported	$ (373)	$ (0.03)	$ (1,092)	$ (0.09)

Add Back - Stock Compensation Expense
Professional services and other cost of services	(1)		15
Sales and marketing	1		59
Research and development	14		22
General and administrative	90		122
	104	0.01	218	0.02

Add Back - Amortization of Intangibles	--	--	49	--

Non-GAAP loss	$ (269)	$ (0.02)	$ (825)	$ (0.06)

ABOUT INSIGHTFUL CORPORATION

Insightful Corporation (NASDAQ:IFUL) is a provider of predictive analytics and reporting solutions. Insightful products S-PLUS®, Insightful Miner™ and S-PLUS® Enterprise Server allow companies to perform sophisticated statistical data analysis and data mining and create high-quality graphics and reports. Insightful has been delivering industry-leading, high-ROI solutions to thousands of companies in financial services, life sciences, telecommunications, and manufacturing, plus government and research institutions, for 20 years. Headquartered in Seattle, Insightful has offices in New York, North Carolina, the United Kingdom, Switzerland, France and Hong Kong, with distributors around the world. For more information, visit www.insightful.com, email info@insightful.com or call 1-800-569-0123.

NOTE TO INVESTORS ABOUT FORWARD-LOOKING STATEMENTS

Forward-looking statements include, but are not limited to, statements about our future financial results, the anticipated development and release schedule for our products and solutions, and anticipated progress towards more enterprise deployments and developing a unified worldwide sales and operations function that will enable us to better sell to and support global customers. Words such as "expects," "believe," "plan," "anticipate," and similar expressions are intended to identify forward-looking statements, but their absence does not necessarily mean that the statement is not forward-looking. Forward-looking statements are based on the judgment and opinions of management at the time the statements are made. These statements are not guarantees of future performance, and inaccurate assumptions and known and unknown risks and uncertainties can affect their accuracy. Actual results could differ materially from those expressed or implied by the forward-looking statements for a number of reasons, including, but not limited to, the risk that we may not achieve growth of the size or at the rate we anticipate, the risk that we do not realize the benefits we anticipate from our investments in research and development, the risk that we will be unable to develop our new products and solutions on the schedule that we anticipate and the risk that our new products and solutions do not achieve market acceptance. More detailed information regarding these and other factors that could affect our actual results is set forth in our filings with the Securities and Exchange Commission, including our most recent report on Form 10-KSB. You should not unduly rely on these forward-looking statements, which apply only as of the date of this release. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of anticipated events.

Contact Info

Richard Barber

Insightful Corporation

206-283-8802

investor@insightful.com

INSIGHTFUL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$ 5,722	$ 6,663
Trade accounts receivable, net	3,100	4,181
Short-term investments	4,008	1,899
Other receivables	444	303
Prepaid expenses and other current assets	572	558

Total current assets	13,846	13,604
Long-term investments	1,512	2,405
Property and equipment, net	2,276	2,457
Goodwill	800	800
Other assets	112	109

Total assets	$ 18,546	$ 19,375

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	320	630
Accrued payroll-related liabilities	1,126	1,508
Accrued expenses and other current liabilities	678	392
Deferred revenue - short term	5,704	5,861

Total current liabilities	7,828	8,391
Deferred revenue - long term	121	152
Commitments and contingencies
Stockholders' Equity:
Preferred stock, $0.01 par value:
Authorized - 1,000,000 shares
Issued and outstanding-none	-	-
Common stock, $0.01 par value:
Authorized - 30,000,000 shares
Issued and outstanding-12,979,925 shares at March 31, 2008 and December 31, 2007	130	130
Additional paid-in capital	38,977	38,873
Accumulated deficit	(28,289)	(27,916)
Other accumulated comprehensive loss	(221)	(255)

Total stockholders' equity	10,597	10,832

Total liabilities and stockholders' equity	$ 18,546	$ 19,375

INSIGHTFUL CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2008	2007
Revenues:
Software licenses	$ 1,674	$ 2,042
Software maintenance	2,103	2,013
Professional services and other	1,107	2,128

Total revenues	4,884	6,183

Cost of revenues:
Software related	255	362
Professional services and other	840	1,467

Total cost of revenues	1,095	1,829

Gross profit	3,789	4,354

Operating expenses:
Sales and marketing	2,012	2,645
Research and development	1,294	2,000
Less-Funded research	(361)	(506)

Research and development, net	933	1,494
General and administrative	1,327	1,427

Total operating expenses	4,272	5,556

Loss from operations	(483)	(1,212)
Other income, net	128	132

Loss before income taxes	(355)	(1,080)
Income tax expense	(18)	(12)

Net Loss	$ (373)	$ (1,092)

Basic and diluted net loss per share	$ (0.03)	$ (0.09)

Basic and diluted weighted average common shares outstanding	12,980	12,830